m. **Obligation or other Security of the United States defined**- PUBLIC LAWS CH. 645-JUNE 25, 1948; 80TH CONG., 2D SESS. 62 STAT- Page 685; § 8; Public Law 97-258, Sept 13,1982 96 Stat. 945

n. **Public Statutes at Large of the United States of America- from the organization of the Government in 1789, to March 3, 1845; Volume 1- Boston: Charles C. Little and James Brown, 1845-** in the clerk's office of the District Court of the District of Massachusetts; Articles of confederation (Articles of confederation and Perpetual Union), Page 4; Articles 1. **The style of this confederacy shall be, "The United States of America.";** Art. 2 Each State retains its Sovereignty, freedom, and independence, **and every power, jurisdiction, and right, which is not by this confederation expressly delegated to the United States,** In Congress assembled. **Art. 4 § 3. Full Faith and credit shall be given, in each of these States, to the records, acts and judicial proceedings of the courts and magistrates of every other State.**

o. **Public Statutes at Large of the United States of America- from the organization of the Government in 1789, to March 3, 1845; Volume 1- Boston: Charles C. Little and James Brown, 1845-** In the clerk's office of the District of Massachusetts; The Constitution of the United States; Preamble and the following:

    i. **Article 4 § 1. Full Faith and Credit shall be given in each State to the public acts, records, and judicial proceedings of every other State. And the congress may be general laws prescribe the manner in which such acts, records, and proceedings shall be proved, and the effect thereof. (d)**

p. TWENTY-EIGHT CONGRESS. SESS. II. CH. 47, 48. 1845. Page 742; CHAP. XLVIII**. The State of Florida be and the same hereby, declared to be a State of the United States of America** and was admitted into the Union on equal footing with the original States, in all respects whatsoever (State of Florida, The United States of America- March 3,1845)

q. United States is a Federal Corporation evidenced by the following United States Statutes At Large: PUBLIC LAW 101-647-NOV. 29,1990; 104 STAT- Page 4935 § 3002(15)(a)(b)(c)

r. PUBLIC LAWS-CH. 645-JUNE 25,1948; 80TH CONG., 2D SESS. 62 STAT- Page 685; § 7(3**): Special maritime and territorial jurisdiction of the United States defined**

s. TWENTY-EIGHTH CONGRESS. SESS. II. CH. 47, 48. 1845. Page 742; CHAP. XLVIII; Sec 5. **State of Florida embraced the territories of East and West Florida,** which by the treaty of amity, settlement and limits between the **United States** and Spain, on the Twenty-second day of February, eighteen hundred and nineteen, were **ceded to the United States** (State of Florida, United States- July 25, 1845)

t. PUBLIC LAWS-CH. 645-JUNE 25,1948; 80TH CONG., 2D SESS. 62 STAT- Page 685; § 7(13): **LAWS OF STATES ADOPTED FOR AREAS WITHIN FEDERAL JURISDICTION**